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                                                                      EXHIBIT 12

                       PAXSON COMMUNICATIONS CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

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
                                        THREE MONTHS   THREE MONTHS
                                           ENDED          ENDED                     YEARS ENDED DECEMBER 31,
                                         MARCH 31,      MARCH 31,     ----------------------------------------------------
                                            1998           1997         1997       1996       1995       1994       1993
                                        ------------   ------------   --------   --------   --------   --------   --------
Net income (loss).....................    $ 2,642        $(8,459)     $214,690   $(26,219)  $(33,473)  $ (4,762)  $(11,409)
Equity in loss of unconsolidated
  investment..........................      1,290             --           430         --         --         --         --
Loss (income) from discontinued
  operations..........................         --            736      (251,193)    (4,217)       142     (3,979)     4,671
Extraordinary items and cumulative
  effect of a change in accounting
  principle...........................         --             --            --         --     10,626         --        457
Provision (benefit) for income
  taxes...............................      1,557             --       (21,879)        --     (1,280)    (1,680)     2,960
                                          -------        -------      --------   --------   --------   --------   --------
                                            5,489         (7,723)      (57,952)   (30,436)   (23,985)   (10,421)    (3,321)
                                          -------        -------      --------   --------   --------   --------   --------
Fixed charges:
Interest expense......................    $10,506        $ 8,749      $ 39,163   $ 31,609   $ 17,251   $  6,216   $  2,052
Appropriate portion ( 1/3) of rental
  expense.............................        481            356         1,422      1,791      1,466        802        406
                                          -------        -------      --------   --------   --------   --------   --------
Total fixed charges...................     10,987          9,105        40,585     33,400     18,717      7,018      2,458
                                          -------        -------      --------   --------   --------   --------   --------
Earnings before income taxes and fixed
  charges.............................    $16,476          1,382      $(17,367)  $  2,964   $ (5,268)  $ (3,403)  $   (863)
                                          =======        =======      ========   ========   ========   ========   ========
Preferred dividend requirements.......    $ 7,082        $ 6,272      $ 26,277   $ 19,258   $  8,568   $  2,565   $    113
Ratio of pre-tax income to net
  income..............................       1.59           1.00          1.00       1.00       1.00       1.00       1.00
                                          -------        -------      --------   --------   --------   --------   --------
Preferred dividend factor.............    $11,256        $ 6,272      $ 26,277   $ 19,258   $  8,568   $  2,565   $    113
                                          -------        -------      --------   --------   --------   --------   --------
        Total fixed charges and
          prefund dividends...........    $22,243        $15,377      $ 66,862   $ 52,658   $ 27,285   $  9,583   $  2,571
                                          =======        =======      ========   ========   ========   ========   ========
Ratio of earnings to combined fixed
  charges and preferred dividends.....       0.74           0.09         (0.26)      0.06      (0.19)     (0.36)     (0.34)
                                          =======        =======      ========   ========   ========   ========   ========
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